Exhibit 17.1

Thomas G. Ryman, C.P.A.
P.O. Box 218
Elfers, Florida  34680

12 January 2010

Mr. Lindsay Gorrill, CEO
and Board of Directors
JayHawk Energy, Inc.
6240 E. Seltice Way, Suite C
Post Falls, Idaho 83854

Gentlemen,

Please accept this as my resignation of the title, and all responsibilities associated with, that of “Chief Financial Officer” of JayHawk Energy, Inc.  This resignation is effective immediately upon receipt.

Wishing each of you individually and the Company continued successes.

Sincerely,

/s/ Thomas G. Ryman

Thomas G. Ryman, IV